Exhibit 99.1
BIOFUELS POWER CORPORATION

For Immediate Release

Biofuels Power Extends Management Team and Announces The

First Phase of Development for the Houston Clean Energy Park

Biofuels Power Corporation (OTCBB: BFLS), a power generation company pioneering the use of biofuels as a fuel source, today announced that its president Fred O’Connor has resigned to pursue other interests.  In connection with Mr. O’Connor’s resignation, Eric Gadd, age 54, has accepted a position as interim Chief Operating Officer for a period of 90 days. Upon the satisfaction of certain conditions, including the negotiation and execution of a suitable employment agreement, Mr. Gadd has agreed to become a director of the Company and accept the position of president and chief executive officer. Mr. Gadd will work closely with Steve McGuire, founder and Business Development Manager, and Rich DeGarmo, Chief Technical Officer, with the objective of generating growth and profitability of the Company.

Mr. O’Connor stated, “I am pleased Eric joined the management team and will work closely with him to assure a smooth transition.  Eric’s management experience and expertise in power generation will be instrumental in managing the consolidation of operations to the H.O.Clarke site and leading the Company in becoming a premier renewables power generation company.”

Under Mr. O’Connor’s leadership, the Company developed the nation’s first grid-connected, biofuel-powered electric generation plants in Montgomery County, Texas.  The Board wishes to thank Mr. O’Connor for his dedicated service and accomplishments for the Company.

Mr. Gadd’s appointment coincides with the commencement of the initial development phase of the Houston Clean Energy Park.  This initial phase involves the installation and commissioning of 50 MW capacity through: (a) the decommissioning of the 10 MW of capacity from the Company’s Montgomery County facilities and the installation of that equipment at the H.O. Clarke site in Houston, Texas; and (b) the installation and commissioning of a 40 MW capacity combined cycle power plant at the same location.  The 50 MW of generation capacity will be powered by renewable fuels and natural gas and capable of delivering electricity into the distribution network of Centerpoint Energy in Houston.

 “Eric’s vision for the future of load-centric renewable power aligns with where we want to take this company”, said Mr. McGuire.  “I believe he is the right person to help us leverage our successes to date and take advantage of opportunities for power development in the renewable sector.”

Mr. Gadd is a proven business leader with 30 years of domestic and international experience in power, natural gas, and renewable energy and has been involved in power plant development and operations around the world.  Previously, he served on the board of directors of Enron Renewable Energy and held top executive positions in operating subsidiaries of Enron Corp., including, CEO of Enron Wind Corp., Vice President of Enron Transportation Services and Vice President of Enron Europe, Ltd.  Mr. Gadd received his Bachelor of Science degree from Virginia Tech and a Master of Business Administration degree from Johns Hopkins University.

Houston Clean Energy Park

The Houston Clean Energy Park is situated on a 79-acre tract located approximately nine miles from downtown Houston, Texas and twelve miles from the Port of Houston.  Historically, the property had been home to a major power plant operated by Houston Lighting & Power Company, which was removed from service in 1985.  The site is located in the heart of a significant load center interconnected to an active power distribution network operated by Centerpoint Energy, and immediately adjacent to an active 500 MW switchyard operated by Centerpoint Energy with ready access to the Texas ERCOT grid.

The Company anticipates that upon its completion, the Houston Clean Energy Park will include research laboratories and training facilities to promote development and utilization of new renewable energy technologies.  The training facility will be a learning center for workers seeking skills to operate renewable energy facilities.  The Company expects that graduates of the training program will have the experience necessary to work at the Houston Clean Energy Park ,other renewable energy facilities in the Gulf Coast area and at other locations. The Company also plans to provide grid-connected pad sites to developers seeking to test and demonstrate renewable energy power generation technologies.

About Biofuels Power Corporation

Biofuels Power Corporation (“BPC”) is a development stage power generation company utilizing biofuels as a fuel source.  For additional information on the Company, please visit BPC’s website at http://www.biofuelspower.com/.

This press release may contain forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause the results of the Company, its divisions and concepts to be materially different than those expressed or implied in such statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include: the Company’s ability to develop the Houston Clean Energy Park, the Company’s ability to obtain necessary licenses and permits, the impact of competition, the uncertainty of the Company’s ability to attract capital, and the Company’s ability to complete installation and integration of equipment and operate the H.O. Clarke facility profitably.  These risk factors and others are included from time to time in documents the Company files with the Securities and Exchange Commission, including but not limited to, its most recent Form 10-K.  Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results.  The forward-looking statements included in this press release are made only as of the date hereof.  The Company undertakes no obligation to update these statements after the date of this release, except as required by law.

CONTACT:

Kristi Bomar

(281) 364-7590